Exhibit n
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-146943 on Form N-2/A of our report dated December 14, 2007, relating to the financial statements and financial highlights of Calamos Strategic Total Return Fund, appearing in the Annual Report on Form N-CSR for the year ended October 31, 2007.
DELOITTE & TOUCHE LLP

Chicago, Illinois
September 3, 2008